Exhibit 5.1

Kilpatrick Townsend & Stockton LLP ktslaw.com	701 Pennsylvania Avenue, NW, Suite 200 Washington, DC 20004

July 29, 2026

Board of Directors

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, NJ 07410

Re:	Northfield Bancorp, Inc. 2019 Equity Incentive Plan and Columbia Financial, Inc. 2019 Equity Incentive Plan

Board Members:

We have been requested by Columbia Financial, Inc., a Maryland corporation (the “Company”), to issue our opinion in connection with the registration of (i) 110,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Securities Act of 1933, as amended (the “Securities Act”), issuable upon exercise of outstanding stock options previously granted under the Northfield Bancorp, Inc. 2019 Equity Incentive Plan (the “Northfield Plan”), which were assumed by the Company in accordance with the terms of that certain Agreement and Plan of Merger, dated as of January 31, 2026, by and among the Company, Columbia Financial, Inc., a Delaware corporation, Columbia Bank MHC and Northfield Bancorp, Inc. (the “Merger Agreement”) and (ii) 12,361,442 shares of Common Stock issuable under the Columbia Financial, Inc. 2019 Equity Incentive Plan (the “Columbia Plan” and, together with the Northfield Plan, the “Plans”).

We have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed but have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiaries.

Based on the foregoing, and limited in all respects to Maryland law, it is our opinion that, following the effectiveness of the Registration Statement on Form S-8 (the “Registration Statement”), the shares of Common Stock reserved for issuance under the Plans, when issued in accordance with the terms and conditions of the Plans, will be legally issued, fully paid and non-assessable.

We note that, although certain portions of the Registration Statement (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the Registration Statement, including, without limitation, the financial statements or schedules or the other financial information or data included therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Kilpatrick Townsend & Stockton LLP

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